Exhibit 10.54

JOB OFFER SUMMARY
FOR
DREW MORTON

DEPARTMENT:	Human Resources

LOCATION:	1023 Cherry Road, Memphis, TN 38117

SALARY:	$400,000.00, annual salary, less withholdings for Federal, FICA, and State taxes

PAY FREQUENCY:	Bi-Weekly

START DATE:	To Be Determined

EMPLOYEE

INCENTIVE PLAN:
You are eligible to participate in the Employee Incentive Plan with a target payout of 50% of your eligible earnings. The actual payout for this period will be dependent upon business performance as well as your individual performance. If you are eligible to receive a payout in your first year, it will be based on a full year payout if your start date is on or before April 1, 2018. Please note that the actual terms of the Employee Incentive (Bonus) Plan govern eligibility and payout.

EQUITY:
Subject to Board of Directors approval and the terms of the Company’s equity incentive plan, you will be eligible for an equity grant under our long-term incentive grant guidelines.  The target grant for your role is 125% of base salary, but your actual equity grant may be above or below your target depending on, among other factors, final recommendation and approval by the Board and shares available under our equity incentive plan. You will become eligible to participate in the equity program effective in 2019.

SIGN-ON BONUS:
$200,000.00, less applicable taxes, payable within 30 days of hire date. An additional $30,000.00, less applicable taxes, also payable within 30 days of your hire date will be provided to use for temporary housing and travel. In the event you voluntarily leave Wright Medical within 1 year of your hire date, you will be required to repay 100% of the sign-on bonus. If you voluntarily leave Wright Medical within year one and two, you will be required to repay 50% of the sign-on bonus.

NEW HIRE

EQUITY GRANT:	You will receive a new hire equity award, contingent upon Board of Directors approval, in the amount of $1,000,000.00. Your sign on equity will be a 50/50 split of RSUs and Options.

RELOCATION:
You are eligible to receive up to $150,000.00 for relocation. A relocation assistance summary will be provided to you. In the event you terminate your employment with Wright Medical within 1 year from your hire date, you will be required to reimburse Wright Medical for all expenses that relate to your relocation assistance. Once you sign and return the offer, a representative from Cartus will contact you to go over all details regarding your relocation. Any exceptions to these amounts by have prior approval of Lance Berry, CFO.

PAID TIME OFF:	You will accrue a paid time off benefit of 15 days per year. This is prorated during your first year of employment based on your hire date.

As an employee, you will be eligible for the applicable Wright benefits including medical, dental, vision, long-term disability, short-term disability, life insurance, accidental death & dismemberment insurance, and participation in Wright’s 401(k) plan.

This offer of employment is contingent upon the following:

(i)	Completing and passing a substance test within 72 hours of accepting our offer

(ii)	Successful verification of your employment and educational history combined with a criminal background check

(iii)	Signing Wright Medical’s Non-Compete on or before your first day of employment.

(iv)	Proving your eligibility to work in the United States by way of completion of the I-9 Form.

(v)	Completing general ethics and compliance training, including a certification related to our code of conduct within 30 days of your hire date.

I, Andrew Morton, accept this offer of employment and agree to the terms and conditions outlined in this letter.

/s/ Andrew C. Morton                            January 29, 2018
Candidate Signature                            Date